Exhibit 3.5

CERTIFICATE OF DESIGNATION

OF

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

SERIES E CONVERTIBLE PREFERRED STOCK

On behalf of First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there is hereby created, out of the 1 million (1,000,000) shares of preferred stock, par value $0.0001 per share, of the Company authorized by the Certificate of Incorporation (“Preferred Stock”), a series of Series E Convertible Preferred Stock, consisting of twenty thousand (20,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

1. Designation. This series of Preferred Stock shall be designated and known as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”). The number of shares constituting the Series E Preferred Stock shall be twenty thousand (20,000) shares, with a stated value of $1,000.00 per share (the “Stated Value”).

2. Dividends in Cash or in Kind. Each share of Series E Preferred Stock shall be entitled to receive, and the Company shall pay, dividends at a rate of fifteen percent (15%) of the Stated Value thereof per annum, payable quarterly, beginning on the date each such share was issued (its “Issuance Date”) and ending on the date that such share of Preferred Stock has been converted to Common Stock. Such dividends shall be cumulative and shall accrue whether or not declared, and any accrued and unpaid dividends shall be paid upon conversion as provided in Section 4 and upon a Liquidation as provided in Section 3. At the sole option of the Company, dividend payments may be made in cash or by issuance of additional shares of Series E Preferred Stock valued at the Stated Value thereof, with any fractional share rounded up to the nearest whole share. Dividends on any share of Series E Preferred Stock issued in payment of a dividend shall accrue only from and after the date on which such share is issued; provided that, solely for purposes of the first anniversary of the Issuance Date referred to in Section 4(a) and any determination of any reset of the Floor Price under Section 4(b), such share shall be treated as having the same Issuance Date as the share of Series E Preferred Stock in respect of which such dividend was paid. For each share of Preferred Stock, quarterly dividends thereon shall be due and payable in arrears on the last business day of each calendar quarter, commencing with the first such date following its initial issuance. The Series E Preferred Stock shall rank pari passu with the Company’s Series C Preferred Stock as to dividends.

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3. Liquidation Preference. In the event of any dissolution, liquidation or winding up of the Company (a “Liquidation”), whether voluntary or involuntary, the Holders of Series E Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Preferred Stock, after payment in full of the amounts payable upon a Liquidation to the holders of the Company’s Series C Preferred Stock, to which the Series E Preferred Stock is junior upon a Liquidation, and before any distribution or payment shall be made to the holders of the Common Stock and the holders of the Company’s Series B 10% Convertible Preferred Stock. If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series E Preferred Stock shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

4. Conversion of Series E Preferred Stock. All shares of Series E Preferred Stock shall be convertible to Common Stock as follows:

a. Conversions at Option of Holder. No share of Series E Preferred Stock shall be convertible prior to the first (1st) anniversary of its Issuance Date; provided, however, that the Company may, in its sole discretion, permit a Holder to convert all or any portion of its Series E Preferred Stock prior to such first (1st) anniversary. From and after the first (1st) anniversary of its Issuance Date, or prior thereto to the extent permitted by the Company in its sole discretion, each share of Preferred Stock shall be convertible, at any time and from time to time, at the option of the Holder thereof, into that number of shares of Common Stock of the Company (the “Common Stock”), subject to the limitations set forth in Sections 4(f) and 4(i), determined by dividing the Stated Value of such share of Preferred Stock, plus any accrued and unpaid dividends thereon, by the Conversion Price. Holders shall have the ability to affect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is delivered. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

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b. Conversion Price. The conversion price (the “Conversion Price”) for the Series E Preferred Stock shall be the amount equal to eighty percent (80%) of the lowest Closing Price for the Common Stock for the five (5) trading days immediately preceding the date of such conversion. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. “Closing Price” means the closing price for the Common Stock on the principal securities exchange or securities market on which the Common Stock is then traded. Notwithstanding the foregoing, in no case shall the Conversion Price be less than the Floor Price. The “Floor Price” shall be determined on the first anniversary of the Issuance Date of the applicable share of Series E Preferred Stock, and again on each six-month anniversary of such date thereafter, and shall in each case equal twenty percent (20%) of the Closing Price on such date, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring thereafter. If any such date is not a trading day, the Closing Price on the immediately preceding trading day shall be used.

c. Mechanics of Optional Conversion. To effect the optional conversion of shares of Series E Preferred Stock in accordance with Section 4(a) of this Certificate of Designations, any Holder of record shall send a written notice of conversion to the Company at its principal executive offices setting forth therein the number of shares being converted, the number of shares of Common Stock issuable upon such conversion and the delivery instructions. Within one business day after the Conversion Date, the Company shall issue and deliver to such Holder, or its nominee, in book entry or at such Holder’s address as it appears on the records of the stock transfer agent for the Series E Preferred Stock, if any, or, if none, of the Company, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. No stock certificate shall be required to be surrendered unless the Holder have converted all shares of Series E Preferred Stock. Shares of Common Stock issuable upon conversion of shares of Series E Preferred Stock shall, if free of restrictive legends, be delivered electronically through the Depository Trust Company in cooperation with the holder.

d. No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(d) based on the number of shares of Series E Preferred Stock held by such Holder, the Company shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series E Preferred Stock by the Company upon conversion of Series E Preferred Stock by such Holder.

e. Reservation of Stock. The Company shall at all times when any shares of Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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f. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may all or a portion of the Series E Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the Holder providing the Company with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 4(f) with regard to any or all shares of Common Stock issuable upon conversion of the Series E Preferred Stock, this Section 4(f) will be of no force or effect with regard to all or a portion of the Series E Preferred Stock referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation described below. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may all or a portion of the Series E Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”). By written notice to the Company, a holder of Series E Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its stock transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series E Preferred Stock, the Company shall within three (3) business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series E Preferred Stock, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

g. Expenses of Conversion. All incidental expenses related to the conversion of Series E Preferred Stock to Common Stock, including transfer agent fees and the cost of any required legal opinions, shall be borne by the Company.

h. Adjustment for Reverse Stock Splits. If the Company combines the outstanding shares of Common Stock into a smaller number of shares, including by way of a reverse stock split (a “Combination”), such Combination shall have no effect on the number of shares of Series E Preferred Stock issued and outstanding, and no shares of Series E Preferred Stock shall be combined, reduced or otherwise adjusted by reason of such Combination.

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i. Limitation on Issuance. For so long as the Common Stock is listed on The Nasdaq Stock Market, no shares of Series E Preferred Stock may be converted to the extent that the shares of Common Stock issuable upon such conversion, when aggregated with all shares of Common Stock previously issued upon conversion of the Series E Preferred Stock, would exceed the number of shares of Common Stock that may be issued without the approval of the Company’s stockholders under Nasdaq Listing Rule 5635, such limitation to be allocated among the Holders pro rata based on the number of shares of Series E Preferred Stock issued to each Holder. Shares of Series E Preferred Stock that may not be converted by reason of this Section 4(i) shall remain issued and outstanding with all of the rights provided in this Certificate of Designations, including the right to receive dividends, and shall become convertible in accordance with the terms hereof upon receipt of such stockholder approval or at such time as such limitation ceases to apply.

5. Redemption at Option of the Company. At any time, the Company may, in its sole discretion, redeem all or any portion of the outstanding shares of Series E Preferred Stock at a redemption price per share equal to the Stated Value thereof, plus all accrued and unpaid dividends thereon through the date of redemption (the “Redemption Price”). The Company shall provide the applicable Holders with written notice of any such redemption not less than five (5) business days prior to the date fixed for redemption, which notice shall specify the number of shares of Series E Preferred Stock to be redeemed and the date of redemption. On the date fixed for redemption, the Company shall pay the Redemption Price for the shares being redeemed, whereupon such shares shall cease to be outstanding and all rights of the Holders with respect thereto shall terminate. No Holder shall have any right to require the Company to redeem any shares of Series E Preferred Stock.

6. Voting. The holders of Series E Preferred Stock shall have no right to vote on matters submitted to a vote of holders of the Company’s Common Stock, except as required by law. As long as any shares of Series E Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series E Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking senior to the Series E Preferred Stock as to redemption or distribution of assets upon a Liquidation, (c) authorize or create any class of stock ranking as to dividends senior to the Series E Preferred Stock, or (d) enter into or effect any Variable Rate Transaction. For purposes of this Section 6, a “Variable Rate Transaction” means a transaction in which the Company or any subsidiary (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, shares of Common Stock either (A) at a conversion price, exercise price, exchange rate or other price that is based upon or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such securities, or (B) with a conversion price, exercise price or exchange rate that is subject to being reset after the initial issuance of such securities upon the occurrence of specified or contingent events directly or indirectly related to the market price of the Common Stock, other than pursuant to customary anti-dilution provisions, or (ii) enters into or effects a transaction under any agreement, including an equity line of credit or at-the-market offering, pursuant to which the Company may issue or sell securities at a future-determined price.

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7. Most Favored Nation. For so long as any shares of Series E Preferred Stock are outstanding, if the Company or any subsidiary enters into, issues, amends or modifies any agreement, security or instrument in connection with any equity, equity-linked or debt financing (a “Subsequent Financing”) containing any term, right, preference, privilege, covenant, information right, registration right, remedy, governance right or liquidation ranking that is more favorable to the purchasers, investors or lenders in such Subsequent Financing than the corresponding term afforded to the Holders under this Certificate of Designations (a “More Favorable Term”), then (a) the Company shall deliver written notice thereof to each Holder, accompanied by copies of the applicable transaction documents, within three (3) business days following the execution of or entry into such agreement, security or instrument, (b) each More Favorable Term shall, subject to the last sentence of this Section 7, automatically be deemed incorporated into this Certificate of Designations for the benefit of the Holders without any further action on the part of the Company or any Holder, and (c) each Holder may elect, in its sole discretion and by written notice to the Company, that any specific More Favorable Term not apply to such Holder’s shares of Series E Preferred Stock. If a More Favorable Term cannot be given effect without the approval of the Board, of the stockholders of the Company, of the holders of any class or series of the Company’s capital stock or of the principal securities exchange or securities market on which the Common Stock is then traded, or without the filing of a certificate with the Secretary of State of the State of Delaware, the Company shall take the action legally required to implement such More Favorable Term, whereupon such More Favorable Term shall be deemed incorporated into this Certificate of Designations as provided in clause (b) above.

8. Amendment. Any amendment to this Certificate of Designations shall not be adopted by the Company without the affirmative written consent of the holders of not less than a majority of the shares of Series E Preferred Stock then issued and outstanding.

9. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designations or related transaction document unless the same consideration is also offered to all of the holders of the outstanding shares of Series E Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Company and negotiated separately by each holder, and is intended for the Company to treat all holders of the Series E Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series E Preferred Stock or otherwise.

10. Severability of Provisions. If any right, preference or limitation of the Series E Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF the undersigned has signed this Certificate of Designation this __ day of August, 2026.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lance Friedman
Name:	Lance Friedman
Title:	CEO

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of First Choice Healthcare Solutions, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be reasonably required by the Company or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Issuance Date of shares of Preferred Stock to be Converted: ______________________________

Number of shares of Preferred Stock owned prior to Conversion: ______________________________

Number of shares of Preferred Stock to be Converted: ______________________________

Stated Value of shares of Preferred Stock to be Converted: ______________________________

Accrued and unpaid dividends to be Converted: ______________________________

Number of shares of Common Stock to be Issued: ______________________________

Applicable Conversion Price: ______________________________

Number of shares of Preferred Stock subsequent to Conversion: ______________________________

Address for Delivery: ______________________________

or

DWAC / DRS Instructions:

Broker no: ______________________________

Account no: ______________________________

Name of Entity Holder ______________________________ (Please Print)

By: ______________________________

Name:

Title:

Name of Individual Holder ______________________________ (Please Print)

______________________________ (Signature of Individual Holder)

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